EXHIBIT 16.2

                              [LETTERHEAD OF KPMG]

Securities  and  Exchange  Commission
Washington,  D.C.  20549
May  17,  2005
Ladies  and  Gentlemen:


We were previously principal accountants for Genesis Bioventures, Inc. and, under the date of April 6, 2004, we reported on the consolidated financial statements of Genesis Bioventures, Inc. as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002 and for the period from September 19, 1994 (inception) to December 31, 2003. On May 12, 2005, we were notified that Genesis Bioventures, Inc. engaged De Joya & Company as its principal accountant for the year ending December 31, 2004 and that the auditor-client relationship with KPMG LLP will cease. We have read Genesis Bioventure, Inc.'s statements included under Item 4.01 of its Form 8-K dated May 17, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Genesis Bioventures, Inc.'s statement that the change was approved by its Board of Directors and we are not in a position to agree or disagree with Genesis Bioventures, Inc.'s statement that De Joya & Company were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Genesis Bioventures, Inc.'s consolidated financial statements

Very  truly  yours,
/s/  KPMG  LLP